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                                                                   EXHIBIT 99(a)

                              CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 7th day of January, l997.

BETWEEN
             U.S. Medical Systems, Inc.,
             7600 Burnet Road, Suite 350
             Austin, Texas 78757
             (hereinafter referred to as the "Company")
AND

             Parris H. Holmes, Jr.
             9311 San Pedro, Suite 200
             San Antonio, Texas 78216
             (hereinafter referred to as the "Consultant")

WHEREAS:

A. The Consultant has been providing and continues to provide the Company with significant financial advice and services; and

B. The Company wishes to compensate the Consultant for advice and services previously provided; and

C. The Company wished to contract for the future services of the Consultant as financial and investment management consultant and general management advisor; and

D. The Consultant has agreed to accept such contract for services upon the terms and conditions as hereinafter set forth.

NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. ENGAGEMENT

1.1 Appointment: The Company hereby contracts for the services of the Consultant, and the Consultant hereby agrees to perform the services for the Company, in accordance with the terms and conditions of this Agreement. The Consultant shall report to the Chairman of the Board of the Company.

1.2 Past Services: the Consultant has previously provided the following services:

     (a)  advised the Company concerning strategic financial planning;


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(b)  assisted with the due diligence review of the Company and analyzed the
     Company's capital needs:

(c) advised the Company concerning various financing alternatives and analyzed such alternatives:

(d) assisted the Company with introduction to, meetings with, and appointment of investment bankers, facturing representatives etc.;

(e) assisted in the preparation of a business plan and private placement memorandum(s);

(f) assisted with the due diligence review of possible acquisitions for the Company; and

(g)  assisted with the analysis of possible new products for the Company,

(h)  assisted in the sale to third parties if existing products of the Company.

1.3 Scope of Duties: The Consultant shall have the following ongoing responsibilities and duties:

(a) advise the Company with regard to possible reverse take over of a private or public company, of such candidates and assist with negotiation with such candidates, and

(b) analyze and advise the Company with respect to the various merger strategies alternatives available to the Company, especially in the January to September 1997, time frame

(c) provide analysis and make recommendations with respect to the Company's existing and potential capital needs;

(d) provide assistance in the strategy to dispose of any or all current operational assets should these medical assets be at odds with the merger/ reverse take over of a company in a completely different field.

1.4 Best Efforts: The Consultant shall at all times use his best efforts to advance the interest of the Company and shall faithfully, industriously and to the best of his abilities perform the responsibilities and duties described above.

1.5 Reports: The Consultant shall deliver to the President on a monthly basis a report detailing all activities and services provided to the Company for that period.

1.6 BOD APPROVAL: PERFORMANCE BY THE COMPANY OF ITS DUTIES PURSUANT TO THIS AGREEMENT. INCLUDING PAYMENT OF ANY REMUNERATION PURSUANT TO PARAGRAPH 3 HEREOF, IS SUBJECT IN ALL


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RESPECTS TO APPROVAL BY THE BOARD OF DIRECTORS OF THE COMPANY. IF SUCH APPROVAL
IS NOT OBTAINED, THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FORCE AND
EFFECT.

2. TERM

     Initial Term: This Agreement shall continue until December 31, 1997, subject to earlier termination as hereinafter provided.

3. REMUNERATION

3.1 Remuneration: The Company shall compensate the Consultant for services already rendered and for services to be rendered as follows:

          (a) 50,000 options for conversion to shares of the Company's common stock, $.60(US) value. These shares will not be registered pursuant to state or federal securities laws and will be subject to substantial restriction for resale. The Company will not be obligated to register the shares. $20,000 will also be paid in October 1997.

3.2 Payment: The remuneration set forth in Paragraph 3.1 shall be paid as follows:

     (a) The Company shall deliver to the Consultant the options described in Paragraph 3.1(b); at the rate of 50,000 options for assistance in a merger or reverse take over, effective February 3, 1997.

3.3 Expenses: The parties agree that the fee provided for in Paragraph 3.1(a) hereof is intended to include reimbursement for all expenses incurred by the Consultant in connection with his duties hereunder, and the Consultant shall bear the cost of his own expenses over such amount.

4. CONFIDENTIALITY

     The Consultant shall not, either during the course of his engagement hereunder or at any time thereafter, disclose to any person, other than the directors of the Company or the Company's professional advisors, any confidential information concerning the business or affairs of the Company, or its subsidiaries, which the Consultant may have acquired in the course of or incidental to his appointment hereunder or otherwise, and the Consultant shall not directly or indirectly use (whether for his own benefit or the detriment or intended detriment of the Company) any confidential information he may acquire with respect to the business and affairs of the Company, or its subsidiaries.



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5. NON-COMPETITION

be engaged in or concerned with or interested in or advise, lend money to, guarantee the debts or obligation of or permit his name to be used or employed by any other person or persons, including, without limitation, any individual, firm, association, syndicate, company, corporation or other business enterprise, engaged in or concerned with or interested in an operation or undertaking which is in any way competitive with the business of the Company, without having obtained the express written consent of the Company.

6. TERMINATION

6.1 Termination by the Company for Cause: The Company may terminate this Agreement at any time for just cause by providing the Consultant with thirty
(30) days notice in writing.

6.2 Termination by the Company without Cause: The Company may terminate this Agreement at any time for just cause by providing the Consultant with thirty
(30) days notice in writing.

7. OTHER PROVISIONS

7.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Notwithstanding the foregoing, it is agreed that the Consultant may commence an action in respect of the enforcement of his rights hereunder in any jurisdiction in which the Company carries on business, has an office or has assets.

7.2 Notice: Any notice required or permitted to be given under this Agreement shall be in writing, and may be delivered personally or by telex or telecopier or by prepaid registered post addressed to the parties at the above-mentioned addressed or at such other address of which notice may be given by either of such parties. Any notice shall be deemed to have been received, if personally delivered or by telecopier, on the date of delivery and, if mailed as aforesaid. then on the seventh business day after and excluding the day of mailing.

7. 3 Personal Nature: This Agreement is a contract for services and may not be assigned in whole or in part by the Consultant.

7.4 Indemnity: The Consultant shall indemnify the Company and save harmless from and against any and all claims, actions, damages, liabilities and expenses arising out of or in connection with a breach of any kind by the Consultant of any provisions, covenants, conditions and warranties contained in this Agreement, or any other matter arising whatsoever out of this Agreement.

7.5 Prior Agreements: This Agreement supersedes any previous agreement, arrangement or understanding, whether written or oral, between the parties hereto.

7.6 Time of the Essence: Time is of the essence of this Agreement.



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7.7 Independent Contractor: The Consultant is an independent contractor, and the
Company shall not exercise any control or direction over the methods by which the Consultant shall perform his services pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement does not create and is not intended to create a relation of master-servant or employer-employee between the parties hereto.

7.8 Amendment: No amendment, alteration, or waiver of any of the terms of this Agreement shall be binding upon either party to this Agreement unless it is in writing and executed by such party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the seventh day of January, 1997.

                                        COMPANY:

                                        U.S. Medical Systems, Inc.

                                        By: /s/ LEE COOKE
                                            ------------------------------------
                                                Lee Cooke, Chairman of the Board
                                                and President



                                        CONSULTANT:


                                            /s/ PARRIS H. HOLMES, JR.
                                            ------------------------------------
                                                Parris H. Holmes, Jr.


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